                                                              EXHIBIT NO.10.(iv)

                            NON-COMPETITION AGREEMENT

         THIS AGREEMENT is executed on the 24th day of November 2003, ("Effective Date"), by and between GREENE COUNTY BANCSHARES, INC. ("Company") and R. STAN PUCKETT ("Employee").

                                  INTRODUCTION

         Whereas, the Board of Directors of Company (the "Board") has determined that it is in the best interests of Company to retain Employee's services and to reinforce and encourage the continued attention and dedication of Employee to his assigned duties; and

         Whereas, the Board has previously entered into an employment agreement with Employee dated January 23, 1996 governing Employee's compensation and salary (the "Employment Agreement"); and

         Whereas, Employee is willing to provide Company with a covenant that he will not engage in competition with Company in exchange for Company's willing to provide him with certain deferred compensation benefits;

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Company and Employee hereby agree as follows:

1.       DEFINITIONS: The following definitions shall apply to this Agreement:

         (a) TERMINATION FOR CAUSE. Termination for Cause shall be defined to be termination of Employee's employment with Company for commission of a felony or of a misdemeanor involving moral turpitude:

         (b) CHANGE IN CONTROL. The term Change in Control shall have the following meaning:

                  (i) Any person or entity or group of affiliated persons or entities (other than Company) becomes a beneficial owner, directly or indirectly, of 20% or more of Company's voting securities or all or substantially all of the assets of Company;

                  (ii) Company enters into a definitive agreement which contemplates the merger, consolidation or combination of Company with an unaffiliated entity in which either or both of the following is to occur: (i) the Board of Directors of Company, as applicable, immediately prior to such merger, consolidation or combination will constitute less than a majority of the board of directors of the surviving, new or combined entity; or (ii) less than 75% of the outstanding voting securities of the surviving, new or combined entity will be beneficially owned by the stock holders of Company immediately prior to such merger, consolidation or combination; provided, however, that if any definitive agreement to merge, consolidate or combine is terminated without consummation of the transaction, then no Change in Control shall be deemed to have occurred pursuant to this paragraph;

                  (iii) Company enters into a definitive agreement which contemplates the transfer of all or substantially all of Company's assets, other than to a wholly-owned Subsidiary of Company; provided, however, that if any definitive agreement to transfer assets is terminated without consummation of the transfer, then no Change in Control shall be deemed to have occurred pursuant to this paragraph; or

                  (iv) A majority of the members of the Board of Directors of Company shall be persons who: (i) were not members of such Board on the date this plan is approved by the stock holders of Company ("current members"); and (ii) were not nominated by a vote of such Board which included the affirmative vote of a majority of the current members on such Board at the time of their nomination ("future designees") and (iii) were not nominated by a vote of such Board which included the affirmative vote of a majority of the current members and future designees, taken as a group, on such Board at the time of their nomination.

                                       1

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                                                              EXHIBIT NO.10.(iv)

2. NON-COMPETITION: For and in consideration of the deferred compensation benefits granted by Company to Employee under the terms of this Agreement, Employee agrees that he will not, during the term of Employee's employment with Company and, if Employee's employment with Company terminates for any reason, during the period from the termination of Employee's employment until his sixtieth birthday, directly or indirectly engage in the business of banking, or any other business in which Company directly or indirectly engages during the term of Employee's employment with Company, in any county of any state in which Company has an office or branch at the time of termination. For purposes of this section, Employee shall be deemed to engage in a business if he directly or indirectly, engages or invests in, owns, manages, operates, controls or participates in the ownership, management, operation or control of, is employed by, associated or in any manner connect with, or renders services or advice to, any business engaged in banking or financial services; provided, however, that Employee may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if two conditions are met:
(A) such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934; and (B) Employee does not beneficially own as defined in Rule 1 3d-3 promulgated under the Securities Exchange Act of 1934 in excess of 1% of the outstanding capital stock of such enterprise. The provisions of this section shall remain binding after termination of Employee's employment regardless of the reason for Employee's termination;

3. CONFIDENTIAL INFORMATION. Employee recognizes and acknowledges that he will have access to certain information of Company and that such information is confidential and constitutes valuable, special and unique property of Company. Employee shall not at any time, either during or subsequent to the term of this Agreement, disclose to others, use, copy or permit to be copied, except as directed by law or in pursuance of Employee's duties for or on behalf of Company, its successors, assigns or nominees, any Confidential Information of Company (regardless of whether developed by Employee), without the prior written consent of Company.

         The term "Confidential Information" means any Company secret or confidential information or know-how and shall include, but shall not be limited to, the plans; customers; customer specific information; customer specific loan pricing, loan needs, and maturity dates; costs, prices, rates, uses, and applications of products and services; customer specific deposit information; results of investigations; studies owned or used by such person; and all products, processes, compositions, computer programs, and servicing, marketing or operational methods and techniques at any time used, developed, investigated, made or sold by such person, before or during the term of this Agreement, that are not readily available in the banking industry.

         Employee shall also maintain in confidence any confidential information of third parties received as a result of Employee's employment with Company in accordance with Company's obligations to such third parties and the and the policies established by Company.

4. DELIVERY OF DOCUMENTS UPON TERMINATION. Employee shall deliver to Company or its designee at the termination of Employee's employment all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, and other documents and all copies thereof, made, composed or received by Employee, solely or jointly with others, that are in Employee's possession, custody, or control at termination and that are related in any manner to the past, present, or anticipated business of Company. The foregoing notwithstanding, Employee may retain the original of any document, which is primarily of a personal nature or relates to his personal business or employment; provided that a copy of the same is given to Company and Company is advised that Employee is retaining the original. Further, Employee may retain a copy of any document that a similarly situated prudent person would keep, but shall advise Company of each such copy so retained. In keeping with the provisions of Section 3, Employee shall keep confidential any Confidential Information contain in the retained documents except to the extent disclosure of the same is necessary to defend Employee against a claim made by Company or others.

5. NO SOLICITATION. For and in consideration of the deferred compensation benefits granted by Company to Employee under the terms of this Agreement, Employee agrees that he will not, during the term of Employee's employment with Company and, if Employee's employment with Company terminates for any reason, during the period from the termination of Employee's employment until his sixtieth birthday, solicit the employment or services of, hire, or assist in the hiring of any person eligible for Company's compensation or benefit plans for senior officers or executives, directly or indirectly for the benefit of any bank or financial institution or any

                                       2

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                                                              EXHIBIT NO.10.(iv)

company or other entity affiliated, directly or indirectly, with another bank or financial institution other than Company.

6. NO TAMPERING. For and in consideration of the deferred compensation benefits granted by Company to Employee under the terms of this Agreement, Employee agrees that he will not, during the term of Employee's employment with Company and, if Employee's employment with Company terminates for any reason, during the period from the termination of Employee's employment until his sixtieth birthday, directly or indirectly (a) request, induce or attempt to influence any existing or prospective customers, vendors or licensors of Company to curtail or cancel any business they may transact with Company; or (b) request, induce or attempt to influence any senior or executive employee of Company to terminate that employee's employment with Company. For purposes of this Section 6, "prospective customers" shall mean individuals or entities whom Company or its affiliates have contacted regarding specific business within the twelve (12) months immediately preceding the termination of this Agreement.

7. REMEDIES. Employee acknowledges that a remedy at law for any breach or attempted breach of Employee's obligations under SECTIONS 2 THROUGH 6 may be inadequate, agrees that Company may be entitled to specific performance and injunctive and other equitable remedies in case of any such breach or attempted breach and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. Employee agrees and stipulates that if Company can prove a violation of any one covenant, that it shall be entitled to injunctive relief on all such covenants and that proof of one such violation is satisfactory to show that Company will suffer immediate and irreparable harm if injunctive relief is not granted. Company shall have the right to offset against amounts to be paid to Employee pursuant to the terms hereof any amounts from time to time owing by Employee to Company. The termination of Employee's employment shall not be deemed to be a waiver by Company of any breach by Employee of this Agreement or any other obligation owed Company, and notwithstanding such a termination, Employee shall be liable for all damages attributable to such a breach. Upon breach of this Agreement by Company of any of its obligations arising hereunder to Employee, Employee shall be entitled to pursue a claim for benefits due under
Section 8 in addition to, and without any reduction for, the release of Employee's obligations under Section 9.

8. DEFERRED COMPENSATION BENEFITS: In consideration of the covenants contained herein, Company agrees to provide deferred compensation benefits to Employee, in addition to all other such benefits provided to Employee by Company, in the amounts set forth in Schedule A under the column Annual Benefit Upon Termination for the age specified in said schedule (the "Benefit Amount"), upon the termination of his employment. The Benefit amount shall be paid for seven (7) consecutive years. .If Employee dies after age fifty four (54) while still employed by Company, then benefits shall be paid to his named beneficiary the same as they would have been paid to him if he had retired on the date of his death. If Employee die before age fifty four (54) while still employed by Company, then benefits shall be paid to his named beneficiary the same as they would have been paid to him if he had retired on his fifty fourth birthday. If Employee dies after he has commenced drawing the benefits contemplated herein, then said benefits shall continue to be paid for the balance of the seven (7) year period to his named beneficiary. If Employee is still employed by Company on his sixtieth (60) birthday, then Company shall commence paying said deferred compensation benefits on his sixtieth birthday. Provided, however, if Employee's employment is Terminated for Cause as defined in Section 1, then Company shall be released from its duty to pay the benefits contemplated in this section.

9. REALEASE OF COVENANTS: Employee shall be released from the covenants contained in Sections 2, 5, and 6 upon the occurrence of any of the following events: (i) the Termination for Cause of Employee's employment by the Company as defined in Section 1; (ii) a Change in Control as defined in Section 1; or (iii) any material breach by Company of its obligations to Employee arising under this Agreement, if said breach remains uncured for more than thirty (30) days after Employee gives Company written notice of breach specifying the nature of the breach.

10.      MISCELLANEOUS PROVISIONS.

         (a) EMPLOYEE'S HEIRS, ETC. Employee may not assign Employee's rights or delegate Employee's duties or obligations hereunder without the written consent of Company, which consent shall not be unreasonably withheld. This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If Employee should die prior to his receipt of all benefits due him hereunder, said unpaid benefits shall be paid to Employee's designee or, if there be no such designee, to Employee's estate.

                                       3

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                                                              EXHIBIT NO.10.(iv)

         (b) NOTICES. Any notice or communication required or permitted under the terms of this Agreement shall be in writing and shall be delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight carrier, postage prepaid, or sent by facsimile transmission to Company at Company's principal office and facsimile number in Greeneville, Tennessee listed below or to Employee at the address and facsimile number listed below with a copy to his attorney. Such notice or communication shall be deemed given (a) when delivered if personally delivered; (b) five mailing days after having been placed in the mail, if delivered by registered or certified mail; (c) the business day after having been placed with a nationally recognized overnight carrier, if delivered by nationally recognized overnight carrier, and
         (d) the business day after transmittal when transmitted with electronic confirmation of receipt, if transmitted by facsimile. Any party may change the address or facsimile number to which notices or communications are to be sent to it by giving notice of such change in the manner herein provided for giving notice. Until changed by notice, the following shall be the address and facsimile number to which notices shall be sent:

                    If to Company, to:                 Greene County Bancshares
                                                       100 N. Main Street
                                                       Greeneville, TN  37743

                    If to Employee, to:                R. Stan Puckett
                                                       310 Grapevine Trail
                                                       Greeneville, TN 37745

         (c) AMENDMENT OR WAIVER. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and an authorized officer of Company (other than Employee). No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

         (d) INVALID PROVISIONS. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

         (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         (f) SURVIVAL OF EMPLOYEE'S OBLIGATIONS. Except as otherwise provided herein, Employee's obligations under this Agreement shall survive regardless of whether Employee's employment by Company is terminated, voluntarily or involuntarily, by Company or Employee, with or without Cause.

         (f) GOVERNING LAW. This Agreement and any action or proceeding related to it shall be governed by and construed under the laws of the State of Tennessee. The parties agree that venue in any litigation shall be in Greene County, TN, the parties having agreed and stipulated that Greene County, TN is a neutral and fair venue to both sides. The parties also hereby agree to waive any objection to or defense against Greene County, TN as the place of venue.

         (h) CAPTIONS AND GENDER. The use of Captions and Section headings herein is for purposes of convenience only and shall not effect the interpretation or substance of any provisions contained herein. Similarly, the use of the masculine gender with respect to pronouns in this Agreement is for purposes of convenience and includes either sex who may be a signatory.

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                                                              EXHIBIT NO.10.(iv)

         (i) ENTIRE AGREEMENT. This Agreement along with the Employment Agreement, and any attachments, represents the entire agreement between Company and Employee concerning the subject matter of Employee's employment and supersedes any prior agreements.

                                       5

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                                                              EXHIBIT NO.10.(iv)

         IN WITNESS WHEREOF, Employee and a duly authorized Company officer have signed this Agreement.

THE EMPLOYEE:                         THE COMPANY:

                                      GREENE COUNTY BANCSHARES, INC.

/s/ Stan Puckett                      By: /s/ Davis Stroud
-----------------------------             --------------------------------
R. Stan Puckett                           Davis Stroud
Chairman & CEO                        Title: Secretary

                                      Greene County Bank

                                      By: /s/ Terry Leonard
                                          --------------------------------
                                          Terry Leonard
                                      Title: Chairman of Compensation Committee

                                                              EXHIBIT NO.10.(iv)

Schedule A - Summary of Benefits for Non Compete Agreement

                                                                                        CHANGE
                                        %                      ANNUAL                     IN       PRERETIREMENT
                                      VESTED                  BENEFIT     DISABILITY    CONTROL        ANNUAL
PERIOD                                 IN       VALUE OF        UPON        ANNUAL      ANNUAL         DEATH
ENDING                 ACCRUED       ACCRUED     VESTED     TERMINATION     BENEFIT     BENEFIT       BENEFIT
OCT OF       AGE      LIABILITY     LIABILITY    BENEFIT         (1)         (1)          (1)           (2)
2003          47       $      0      100.00%    $      0      $      0     $      0    $100,000       $100,000
2004          48       $ 73,257      100.00%    $ 73,257      $ 18,346     $ 18,346    $100,000       $100,000
2005          49       $151,420      100.00%    $151,420      $ 35,540     $ 35,540    $100,000       $100,000
2006          50       $234,817      100.00%    $234,817      $ 51,656     $ 51,656    $100,000       $100,000
2007          51       $323,800      100.00%    $323,800      $ 66,759     $ 66,759    $100,000       $100,000
2008          52       $418,742      100.00%    $418,742      $ 80,915     $ 80,915    $100,000       $100,000
2009          53       $520,043      100.00%    $520,043      $ 94,182     $ 94,182    $100,000       $100,000
3/2010        54       $564,228      100.00%    $564,228      $100,000     $100,000    $100,000       $100,000
2011          55       $587,926      100.00%    $587,926      $104,200     $104,200    $104,200       $104,200
2012          56       $612,619      100.00%    $612,619      $108,576     $108,576    $108,576       $108,576
2013          57       $638,349      100.00%    $638,349      $113,137     $113,137    $113,137       $113,137
2014          58       $665,159      100.00%    $665,159      $117,888     $117,888    $117,888       $117,888
2015          59       $693,096      100.00%    $693,096      $122,840     $122,840    $122,840       $122,840
2016          60       $722,206      100.00%    $722,206      $127,999     $127,999    $127,999       $127,999
2017          61       $752,539      100.00%    $752,539      $133,375     $133,375    $133,375       $133,375
2018          62       $784,145      100.00%    $784,145      $138,977     $138,977    $138,977       $138,977
2019          63       $817,080      100.00%    $817,080      $144,814     $144,814    $144,814       $144,814
2020          64       $851,397      100.00%    $851,397      $150,896     $150,896    $150,896       $150,896
2021          65       $887,156      100.00%    $887,156      $157,233     $157,233    $157,233       $157,233

     (1) If termination occurs at or before age 54, payments commence at age 54 and are payable to the officer or his beneficiary in equal annual installments for 7 years. If termination occurs after age 54, payments commence the month following termination and are payable in equal annual installments for 7 years. After age 54, the benefit payments grow at 4.20% per year, which is the Bank's pretax opportunity cost as specified by the Bank's CFO.

     (2) Payments commence within 90 days of the date of receipt of the death certificate and are payable to the named beneficiary in equal annual installments for 7 years.

Note: The Accrued Liability balance is based on the accruals required under Generally Accepted Accounting Principles (GAAP). It is based on a plan commencement date of November 1, 2003, the interest method of accounting, and a 6.50% discount rate, compounded monthly.

                                       7